Exhibit 99.1

Novan Reports Second Quarter 2022 Financial Results and Provides Corporate Update

– Total revenue of $6.2 million for the second quarter 2022 –

– Activities on track for submission of berdazimer gel, 10.3% (SB206) New Drug Application (NDA), targeting submission before the end of 2022 –

– Company to host conference call today at 8:30 a.m. ET –

DURHAM, N.C. – August 11, 2022 – Novan, Inc. (“the Company” or “Novan”) (Nasdaq: NOVN), today announced its financial and operating results for the second quarter ended June 30, 2022 and provided a corporate update. The Company will host a conference call and webcast, today, August 11, 2022, at 8:30 a.m. ET (details below).
Paula Brown Stafford, President and Chief Executive Officer of Novan commented, “In the first half of 2022, we have progressed Novan to a fully integrated medical dermatology company with capabilities spanning research and development through commercialization. In the second quarter, we strengthened our operation by further integrating the EPI Health team with Novan and increased total year-to-date prescriptions across the commercial portfolio by 28% from prior year. We remain focused on advancing the NDA for berdazimer gel, 10.3% and growing our revenue-generating product portfolio. I am proud of our team and am committed to unlocking the full potential of Novan to generate value and provide potential solutions for patients in need.”
Financial Updates for Second Quarter 2022
•In June 2022, Novan announced the closing of a registered direct offering with an institutional investor of approximately $15.0 million in total gross proceeds, priced at-the-market under Nasdaq rules.
•As of June 30, 2022, Novan had a total cash and cash equivalents balance of $37.3 million. As previously disclosed, Novan used a portion of its cash and cash equivalents in July 2022 to pay off and terminate the seller note issued in connection with the EPI Health acquisition, which, based on the terms of the termination, provides $11.1 million of savings from obligations under the seller note and unencumbers the EPI Health commercial asset portfolio, which allows Novan to explore a broader range of potential financing and partnering options.
Financial Results for Second Quarter 2022
•Novan reported total revenue of $6.2 million and $0.7 million for the three months ended June 30, 2022 and 2021, respectively.
•Net product revenues for the three months ended June 30, 2022 were $5.8 million, which represented the sales of medical dermatology products, including Rhofade, Wynzora, Minolira and Cloderm.

•License and collaboration revenues were $0.3 million and $0.7 million for the three months ended June 30, 2022 and 2021, respectively.
•Product cost of goods sold was $2.6 million for the three months ended June 30, 2022, and includes all costs directly incurred to produce net product revenues from the Company's marketed portfolio of medical dermatology products.
•Research and Development expenses were $3.1 million for the three months ended June 30, 2022, compared to $5.3 million for the three months ended June 30, 2021. The net decrease of $2.1 million was primarily related to a $2.2 million net decrease in the SB206 program, partially offset by a $0.1 million increase in other research and development expenses.
•Selling, general and administrative expenses were $8.6 million for the three months ended June 30, 2022, compared to $2.4 million for the three months ended June 30, 2021. The increase of $6.2 million was primarily due to (i) $0.6 million of transaction-related expenditures incurred in connection with the EPI Health acquisition, (ii) $3.3 million of expenses incurred to support the conduct of EPI Health’s commercial sales operations during the three months ended June 30, 2022, (iii) a $1.2 million increase in support costs related to the SB206 prelaunch strategy and commercial preparation, and (iv) an approximate $1.1 million increase in corporate tax, insurance, consulting and personnel costs.
•Total other expense, net was $0.6 million for the three months ended June 30, 2022, compared to $1.0 million of other income, net for the three months ended June 30, 2021. Total other expense, net in the current period was primarily comprised of $0.6 million of interest expense related to the seller note issued in March 2022 in connection with the EPI Health acquisition.

•Novan reported total net loss of $8.9 million and $6.0 million for the three months ended June 30, 2022 and 2021, respectively.
Medical Dermatology Product Portfolio Highlights

Growth in total prescriptions in second quarter 2022:

•RHOFADE® (oxymetazoline hydrochloride)
◦33% growth in second quarter compared to second quarter 2021; and
◦10% growth in second quarter compared to first quarter 2022.

•WYNZORA® (calcipotriene and betamethasone dipropionate)
◦26% growth in second quarter compared to first quarter 2022; and
◦Product launched during Q3 2021 in the United States.

•MINOLIRA™ (minocycline hydrochloride)
◦46% growth in second quarter compared to second quarter 2021; and
◦38% growth in second quarter compared to first quarter 2022.
“We continue to execute on our commercial initiatives evidenced by the strong growth achieved in the second quarter of 2022. Looking ahead, we remain focused on driving awareness of our brands, continuing to invest in our people, and exploring ex-U.S. opportunities, to further expand our promoted products. It has been exciting to watch the growth we have achieved since joining the Novan team in March 2022 and we look forward to continued momentum from here,” commented John Donofrio, Executive Vice President, Chief Operating Officer of Novan and President, EPI Health.

Research and Development Highlights

Berdazimer Gel, 10.3% (SB206) – A Topical Antiviral Treatment for Molluscum Contagiosum

•Berdazimer gel, 10.3% (SB206) is a novel, topical gel for the treatment of viral skin infections, currently in development for the treatment of molluscum contagiosum.

•Potential submission of an NDA targeted for no later than the end of Q4 2022.

There are currently no Food and Drug Administration (“FDA”)-approved prescription drug treatment options for molluscum. The Company believes that berdazimer gel, 10.3% (SB206) as a topical prescription therapy with a rapid treatment benefit, if approved, would satisfy an important patient-care need for the treatment of molluscum. Detailed results of the pivotal Phase 3 study, B-SIMPLE4, were recently published in JAMA Dermatology in July.

SB204 – A Novel Multi-Factorial Mechanism of Action for Acne Vulgaris

•SB204 is a product candidate designed as a topical monotherapy for the treatment of acne, and utilizes the same active pharmaceutical ingredient used in the Company’s lead product candidate, berdazimer gel, 10.3% (SB206), and is formulated specifically to address acne via anti-inflammatory and anti-bacterial mechanisms of action.

•Based on the positive pivotal Phase 3 results in the molluscum development program, Novan believes it can optimize the trial design of an impending pivotal Phase 3 study for SB204 that has the potential to serve as a second pivotal trial to support an NDA submission.

•Novan is assessing next steps for SB204, subject to obtaining additional financing or strategic partnering.

SB019 – A Preclinical Asset Targeting COVID-19 or other Respiratory Infections

•SB019, a potential intranasal treatment option for COVID-19, targets the reduction of viral shedding and transmission. Novan has an extensive body of in vitro and in vivo data demonstrating the efficacy of its proprietary technology for other anti-viral indications. The Company believes that nitric oxide may inhibit viral replication by disrupting protein function critical for viral replication and infection through generation of reactive intermediates.

•Submitted a pre-IND application for SB019 in April 2022.

•Based on the positive preclinical and clinical data demonstrating anti-viral effect of berdazimer sodium against multiple viruses, the public health need to reduce breakthrough infections and transmission, and the Company's interactions with the FDA, Novan is expanding preclinical work for the SB019 product candidate. This includes performing additional preclinical and formulation work, including investigating potential other respiratory infections that could be treated with SB019. As such, Novan's intention is to progress SB019’s preclinical development but not to commence potential clinical studies without obtaining additional financing or strategic partnering.

Conference Call and Webcast

Novan management will host a conference call and webcast presentation for investors, analysts, and other interested parties today, Thursday, August 11, 2022, at 8:30 AM ET.

Interested participants and investors may access the conference call by dialing (833) 630-1956 (domestic) or (412) 317-1837 (international) and referencing the Novan, Inc. Conference Call. The live webcast will be accessible on the Events page of the Investors section of the Novan website, novan.com, and will be archived for 90 days.

About Novan

Novan, Inc. is a medical dermatology company primarily focused on researching, developing, and commercializing innovative therapeutic products for skin diseases. Our goal is to deliver safe and efficacious therapies to patients, including developing product candidates where there are unmet medical needs. We are developing SB206 (berdazimer gel, 10.3%) as a topical prescription gel for the treatment of viral skin infections, with current emphasis on molluscum contagiosum.

Novan recently completed the acquisition of EPI Health. EPI Health equips the company with a robust commercial infrastructure across sales, marketing, and communications, as well as fully dedicated market access and pharmacy relation teams. Following the acquisition, the company employs approximately 100 staff, including sales personnel currently covering 42 territories, and promotes products for plaque psoriasis, rosacea, acne and dermatoses. Novan also has a pipeline of potential product candidates using our proprietary nitric oxide-based technology platform, NITRICIL™, to generate new treatments for multiple indications.

Forward-Looking Statements

Any statements contained in this press release that do not describe historical facts may constitute forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. These statements may be identified by words such as “believe,” “expect,” “target,” “anticipate,” “may,” “plan,” “potential,” “will,” “look forward to” and similar expressions, and are based on the Company’s current beliefs and expectations. These forward-looking statements include, but are not limited to, statements related to the potential benefits of the acquisition of EPI Health, the therapeutic value and benefits of the Company’s promoted products, the potential therapeutic value and benefits of the Company’s Nitricil™ platform technology and its product candidates, the potential market opportunity for the Company’s product candidates and promoted products, the Company’s pharmaceutical development of nitric oxide-releasing product candidates, such as berdazimer gel, 10.3% (SB206) for molluscum contagiosum, the timing of regulatory filings, and the availability of potential financing options. Forward-looking statements are subject to a number of risks and uncertainties that could cause actual results to differ materially from the Company’s expectations, including, but not limited to, risks related to the acquisition of EPI Health; risks related to the regulatory approval process, which is lengthy, time-consuming and inherently unpredictable, including the risk that the FDA will not agree with the Company’s approach to a potential NDA submission, that the Company’s product candidates may not be approved or that additional studies may be required for approval or other delays may occur, that the Company may not have sufficient quantities of drug substance and/or drug product to support regulatory submissions and that the Company may not obtain funding sufficient to extend its cash runway or to complete the regulatory or development process; the Company’s limited experience as a company in obtaining regulatory approvals for and launching products developed internally and its ability to recruit and retain qualified personnel and key talent; changes in the size and nature of the market for the Company’s product candidates and promoted products, including potential competition, patient and payer perceptions and reimbursement determinations; the Company’s ability to grow revenues from promoted products and the risks that past performance may not be indicative of future performance; risks and uncertainties in the Company’s ongoing or future product development activities and preclinical studies, which may not prove successful in demonstrating proof-of concept, or may show adverse toxicological findings, and even if successful may not necessarily predict that subsequent clinical trials will show the requisite safety and efficacy of the Company’s product candidates, or that any of the Company’s product candidates, if approved, will continue to demonstrate requisite safety and efficacy following their commercial launch; any operational or other disruptions as a result of the COVID-19 pandemic; risks related to the manufacture of raw materials and finished drug product, such as supply chain disruptions or delays, failure to transfer technology and processes to third parties effectively or failure of those third parties (or the Company in connection with the Company’s facility) to obtain approval of and maintain compliance with the FDA or comparable regulatory authorities; the Company’s reliance on arrangements with third parties to support its operations and its development, manufacturing and commercialization efforts and the risk that such parties will not successfully carry out their contractual duties or meet expected deadlines; the Company’s ability to obtain additional funding or enter into strategic or other business relationships necessary or useful for the further development or commercialization of the Company’s product candidates and the operation of its business on terms that are acceptable to the Company or at all or if such relationships or transactions are unsuccessful or the Company is unable to realize the potential economic benefits of such relationships or transactions; and other risks and uncertainties described in the Company’s annual report filed with the Securities and Exchange Commission on Form 10-K for the twelve months ended December 31, 2021, and in the Company’s subsequent filings with the Securities and Exchange Commission. Such forward-looking statements speak only as of the date of this press release, and the Company disclaims any intent or obligation to update these forward-looking statements to reflect events or circumstances after the date of such statements, except as may be required by law.
INVESTOR AND MEDIA CONTACT:
Jenene Thomas
JTC Team, LLC
833-475-8247
NOVN@jtcir.com

NOVAN, INC.
Condensed Consolidated Statements of Operations and Comprehensive Loss
(unaudited)
(in thousands, except share and per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021
Net product revenues	$5,809	$—	$6,526	$—
License and collaboration revenues	344	747	1,518	1,494
Government research contracts and grants revenue	5	—	41	72
Total revenue	6,158	747	8,085	1,566
Operating expenses:
Product cost of goods sold	2,612	—	2,818	—
Research and development	3,144	5,257	7,977	11,675
Selling, general and administrative	8,594	2,431	18,589	5,117
Amortization of intangible assets	548	—	669	—
Change in fair value of contingent consideration	(454)	—	(454)	—
Impairment loss on long-lived assets	—	114	—	114
Total operating expenses	14,444	7,802	29,599	16,906
Operating loss	(8,286)	(7,055)	(21,514)	(15,340)
Other income (expense), net:
Interest income	14	3	18	6
Interest expense	(608)	—	(740)	—
Gain on debt extinguishment	—	956	—	956
Other income (expense)	2	73	(22)	(597)
Total other income (expense), net	(592)	1,032	(744)	365
Net loss and comprehensive loss	$(8,878)	$(6,023)	$(22,258)	$(14,975)
Net loss per share, basic and diluted	$(0.44)	$(0.39)	$(1.14)	$(0.98)
Weighted-average common shares outstanding, basic and diluted	20,215,738	15,570,290	19,526,465	15,288,156
NOVAN, INC.
Selected Condensed Consolidated Balance Sheet Data
(unaudited)
(in thousands)

	June 30, 2022	December 31, 2021
Cash and cash equivalents	$37,302	$47,085
Total current assets	62,055	54,130
Total assets	114,392	68,960
Total current liabilities	44,257	11,150
Total liabilities	102,143	50,641
Total stockholders’ equity	12,249	18,319
Total liabilities and stockholders’ equity	$114,392	$68,960

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